Exhibit 10.18

AMENDED AND RESTATED

EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT

This Amended and Restated Expense Support and Conditional Reimbursement Agreement (this “Agreement”) is made as of March 14, 2012 by and among Corporate Capital Trust, Inc. (the “Company”), CNL Fund Advisors Company (the “Advisor”) and KKR Asset Management LLC (the “Sub-Advisor”). The Advisor and Sub-Advisor are collectively referred to as the “Advisors.”

WHEREAS, the Company maintains on file with the U.S. Securities and Exchange Commission an effective registration statement on Form N-2 (File Nos. 333-167730 and 814-00827) covering the continuous offering and sale of the Company’s common stock pursuant to the Securities Act of 1933 (the “Registration Statement”);

WHEREAS, the Company and the Advisor have entered into an Investment Advisory Agreement dated as of March 18, 2011 (the “Advisory Agreement”), and the Advisor, the Sub-Advisor and the Company have entered into an Investment Sub-Advisory Agreement dated as of March 18, 2011 (the “Sub-Advisory Agreement”, and together with the Advisory Agreement, the “Advisory Agreements”);

WHEREAS, to reduce the Company’s operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income, the Company and the Advisors have entered into a certain Expense Support and Conditional Reimbursement Agreement dated as of June 7, 2011, as amended by Amendment 1 thereto dated as of September 12, 2011, and Amendment 2 thereto dated as of December 16 2011 (the “Original Agreement”), pursuant to which the Advisors have agreed to pay certain of the Company’s operating expenses, and the Company has agreed to reimburse the Advisors for such payments, all on the terms and conditions specified in the Original Agreement; and

WHEREAS, the Company and the Advisors now desire to amend and restate the Original Agreement in its entirety on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein contained, and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto agree as follows:

1.	EXPENSE SUPPORT PAYMENTS

During the period beginning at the time that the Company satisfied the “minimum offering requirement” (as such term is defined in the Registration Statement) and ending on June 30, 2012 (the “Expense Support Payment Period”), the Advisor and Sub-Advisor each hereby agrees to pay to the Company, for each month during the Expense Support Payment Period in which the Company’s board of directors (the “Board”) declares a Distribution (as defined below) (i) 50% of all Operating Expenses (as defined herein) until December 31, 2011, (ii) 32.5% of all Operating Expenses between and including January 1, 2012 and March 31, 2012, and (iii) 12.5% of all Operating Expenses between and including April 1, 2012 and the end of the Expense Support Payment Period; provided, that each Advisor hereby agrees and confirms that, it shall be jointly and severally liable to the Company for the share of Operating Expenses payable by the other Advisor to the extent the other Advisor fails to make such payment. Any payment made by an Advisor pursuant to the preceding sentence shall be referred to herein as an “Expense Support Payment.” The Company acknowledges and agrees that it has received from the Advisors all Expense Support Payments required to have been made by the Advisors through the date hereof (the “Prior Expense Support Payments”). The Advisors’ obligation to make Expense Support Payments for any month during the Expense Support Payment Period in an aggregate amount equal to all Operating Expenses during such month shall automatically become a joint and several liability of the Advisors and the right to such Expense Support Payment shall be an asset of the Company immediately upon the Board’s declaration of a Distribution. The Expense Support Payment for any month shall be paid by the Advisors to the Company in any combination of cash or other immediately available funds, and/or offsets against amounts due from the Company to the Advisors, no later than five business days after the end of such month.

For purposes of this Agreement (a) ”Distribution” means any distribution payable to shareholders of the Company at the time such distribution is declared by the Board; and (b) ”Operating Expenses” means all operating costs and expenses incurred by the Company, including base advisory fees earned and payable pursuant to the Advisory Agreements, as determined under generally accepted accounting principles for investment management companies, except that (i) for the period from and including the first day of the Expense Support Payment Period until and including December 31, 2011, Operating Expenses shall include all incentive advisory fees earned and payable pursuant to the Advisory Agreements and all interest cost, financing fees and other financing costs related to indebtedness for such period, but shall exclude any unearned incentive advisory fees, and (ii) for the remainder of Expense Support Payment Period from and after January 1, 2012, Operating Expenses shall exclude all incentive advisory fees payable pursuant to the Advisory Agreements, all unearned incentive fees, all offering and organization expenses, and all interest costs, financing fees and other financing costs, related to indebtedness for such period, if any.

2.	CONDITIONAL REIMBURSEMENT

The Company hereby agrees to reimburse the Advisors in an amount, in the aggregate, equal to the aggregate Expense Support Payments, the repayment of each Expense Support Payment to be made within a period not to exceed three years from the end of the fiscal year in respect of which such Expense Support Payment was made by an Advisor; provided that in no event shall any such repayment by the Company (including any such repayment with respect to Prior Expense Support Payments) be required prior to January 1, 2013. The Company agrees to reimburse the Advisors pro rata based on the total aggregate Expense Support Payments made by each Advisor. Reimbursement shall be made as promptly as possible after the conclusion of each fiscal year, but only to the extent such reimbursement does not cause the Company’s Other Operating Expenses (as defined herein) to exceed 1.91% of average net assets attributable to common shares for the most recently completed fiscal year after taking such payment into account. “Other Operating Expenses” shall mean all Operating Expenses, excluding organization and offering expenses, base management fees and incentive advisory fees, interest costs, financing fees and financing costs, and brokerage commissions and extraordinary expenses. The calculation of average net assets shall be consistent with such periodic calculations of average net assets in the Company’s financial statements.

3.	TERM AND TERMINATION OF AGREEMENT.

3.1 TERM OF AGREEMENT. This Agreement shall remain in effect until December 31, 2015, unless otherwise terminated pursuant to Section 3.2. If an Expense Support Payment has not been reimbursed prior to the end of the third fiscal year following the date such Expense Support Payment was made, the Company’s obligation to pay such Expense Support Payment shall automatically terminate, and be of no further effect.

3.2 TERMINATION OF AGREEMENT. This Agreement may be terminated by the Advisors acting jointly hereto upon written notice to the Company, except that once effective, the Advisors may not terminate their obligations under Section 1. This Agreement shall automatically terminate in the event of (a) the termination by the Company of either the Advisory Agreement or Sub-Advisory Agreement or (b) the dissolution or liquidation of the Company. Notwithstanding any provision to the contrary, if this Agreement terminates automatically pursuant to clause (a) of this Section 3.2, the Company agrees to make a repayment to the Advisors in an amount equal to all Expense Support Payments not previously reimbursed. Such repayment shall be made to the Advisors, pro rata based on the aggregate unreimbursed Expense Support Payments made by each Advisor, not later than 30 days after such termination of this Agreement.

4.	MISCELLANEOUS.

4.1 HEADINGS. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

4.2 INTERPRETATION. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (without reference to its conflicts of laws provisions) and the applicable provisions of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”). To the extent that the applicable laws of the State of New York or any of the provisions herein, conflict with the applicable provisions of the 1940 Act or the Advisers Act, the latter shall control. Further, nothing herein contained shall be deemed to require the Company to take any action contrary to the Company’s Amended and Restated Articles of Incorporation or Amended and Restated By-Laws, as each may be amended or restated, or to relieve or deprive the Board of its responsibility for and control of the conduct of the affairs of the Company.

4.3 SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

4.4 ENTIRE AGREEMENT. This Agreement embodies the entire agreement and understanding of the parties hereto, and supersedes all prior agreements or understandings (whether written or oral), with respect to the subject matter hereof. Without limiting the generality of the foregoing, this Agreement supersedes the Original Agreement, which shall no longer be of any force or effect.

4.5 AMENDMENTS and COUNTERPARTS. This Agreement may only be amended by mutual written consent of the parties. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all such counterparts shall, together, constitute only one instrument.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be signed by their respective officers thereunto duly authorized, as of the day and year first above written.

CORPORATE CAPITAL TRUST, INC.

By:	/s/ Andrew A. Hyltin
Name: Andrew A. Hyltin
Title: President and Chief Executive Officer

CNL FUND ADVISORS COMPANY

By:	/s/ Paul S. Saint-Pierre
Name: Paul S. Saint-Pierre
Title: Chief Financial Officer

KKR ASSET MANAGEMENT LLC

By:	/s/ Nicole J. Macarchuk
Name: Nicole J. Macarchuk
Title: Authorized Signatory

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